EXHIBIT 99.1

For Immediate Release

Contact:

Frederick L. Hickman, President and CEO

(570) 344-6113

NORTH PENN BANCORP, INC. ANNOUNCES STOCK REPURCHASE AUTHORIZATION

October 1, 2008, Scranton, Pennsylvania – North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP) announced today that the Company’s Board of Directors has authorized the repurchase of up to 158,157 shares of the Company’s outstanding common stock, or approximately 10% of outstanding shares.

The program will commence October 6, 2008. The current repurchase authorization will remain in effect until all shares have been repurchased or until March 6, 2009.  Purchases under the program will be conducted solely through a Rule 10b5-1 repurchase plan with Stifel, Nicolaus & Company, Incorporated and will be based upon the parameters of the Rule 10b5-1 repurchase plan.  The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

North Penn Bank is headquartered in Scranton, Pennsylvania and operates through five banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania.